Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-170922
FINAL PRICING TERMS OF THE REPUBLIC OF TURKEY 5.125% NOTES DUE
MARCH 25, 2022

ISSUER:	The Republic of Turkey

SECURITIES:	5.125% Notes due March 25, 2022

PRICING DATE:	October 17, 2011

ISSUE FORMAT:	Global (SEC Registered)

EXPECTED RATINGS:	Ba2 (Moody’s) / BB (S&P) / BB+ (Fitch) (all positive)

ISSUE SIZE:	USD 1,000,000,000

PRICE TO PUBLIC:	98.940% plus accrued interest, if any, from October 25, 2011

TOTAL FEES:	USD 800,000 (0.08%)

PROCEEDS TO ISSUER:	USD 988,600,000

YIELD TO MATURITY:	5.259% per annum

COUPON:	5.125% Semi-annually

SPREAD TO US TREASURY:	310 bps

BENCHMARK US TREASURY:	UST CT10 2.125% due August 2021

INTEREST PAYMENT DATES:	March 25 and September 25, beginning on March 25, 2012. Interest accrues from October 25, 2011 (short first coupon)

CUSIP/ISIN:	900123 BY5 / US900123BY51

EXPECTED LISTING:	Luxembourg Stock Exchange

LEAD-MANAGERS/BOOKRUNNERS:	BofA Merrill Lynch and HSBC

SETTLEMENT:	Expected October 25, 2011 through the book-entry facilities of The Depository Trust Company

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or HSBC Bank plc at +44-207-991-1427.
The prospectus supplement relating to the notes is available under the following link:
http://www.sec.gov/Archives/edgar/data/869687/000095012311090260/y92510e424b5.htm
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